UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                       UNIVERSAL INSURANCE HOLDINGS, INC.
                       ----------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    91359V107
                                    ---------
                                 (CUSIP Number)

                                 April 21, 2004
                                 --------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]  Rule 13d-1(b)
   [X]  Rule 13d-1(c)
   [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------

CUSIP No.  91359V107                  13G                      Page 2 of 5 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)


         Sean P. Downes
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
         (See Instructions)                                        (b) [ ]

         Inapplicable
--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER
      NUMBER OF
        SHARES                2,493,600
     BENEFICIALLY        -------------------------------------------------------
       OWNED BY
         EACH            6    SHARED VOTING POWER
      REPORTING
        PERSON                0
         WITH            -------------------------------------------------------

                         7    SOLE DISPOSITIVE POWER

                              2,493,600
                         -------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,493,600 shares of Common Stock (includes options to purchase 300,000 shares of Common Stock exercisable as of the reporting date or within 60 days thereof).
--------------------------------------------------------------------------------

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------

   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.29 %
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------

--------------------                                           -----------------

CUSIP No.  91359V107                  13G                      Page 3 of 5 Pages
---------------------                                          -----------------

Item 1.

   (a)   Name of Issuer - Universal Insurance Holdings, Inc.
   (b) Address of Issuer's Principal Executive Offices - 2875 N.E. 191st Street, Suite 300, Miami, Florida 33180

Item 2.

   (a)   Name of Person Filing - Sean P. Downes
   (b) Address of Principal Business Office or, if none, Residence - 2875 N.E. 191st Street, Suite 300, Miami, Florida 33180
   (c)   Citizenship - Sean P. Downes - United States
   (d)   Title of Class of Securities - Common Stock
   (e)   CUSIP Number - 91359V107

Item 3.

   If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is:

   (a)   [ ] Broker or dealer registered under section 15 of the Act
   (b)   [ ] Bank as defined in section 3(a)(6) of the Act
   (c)   [ ] Insurance company as defined in section 3(a)(19) of the Act
   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940
   (e)   [ ] Investment adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E)
   (f)   [ ] Employee benefit plan or endowment fund in accordance with
             Sec. 240.13d-l(b)(l)(ii)(F)
   (g)   [ ] Parent holding company or control person in accordance with
             Sec. 240.13d-l(b)(ii)(G)
   (h) [ ] Savings association as defined in section 3(b) of the Federal Deposit Insurance Act
   (i) [ ] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
   (j)   [ ] Group in accordance with ss.240.13d-l(b)(l)(ii)(J)

Item 4.  Ownership

   Provide  the  following   information  regarding  the  aggregate  number  and
   percentage of the class of securities of the issuer identified in Item 1.

   (a)   Amount beneficially owned - 2,493,600
   (b)   Percent of class - 7.29 %
   (c)   Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote - 2,493,600
         (ii)  shared power to vote or to direct the vote - 0
         (iii) sole power to dispose or to direct the disposition of - 2,493,600
         (iv)  shared power to dispose or to direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

   Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company or Control Person

   Inapplicable.

--------------------                                           -----------------

CUSIP No.  91359V107                  13G                      Page 4 of 5 Pages
---------------------                                          -----------------

Item 8.  Identification and Classification of Members of the Group

   Inapplicable.

Item 9.  Notice of Dissolution of Group

   Inapplicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                          [SIGNATURE ON FOLLOWING PAGE]

--------------------                                           -----------------

CUSIP No.  91359V107                  13G                      Page 5 of 5 Pages
---------------------                                          -----------------

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 21, 2004

                            Signature:  /s/ Sean P. Downes
                                       -------------------------
                                Name:  Sean P. Downes
                                Title: Chief Operating Officer, Universal
                                       Property and Casualty Insurance Company


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).